UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

Information required in Proxy Statement Schedule 14a Information

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant	Filed by a Party other than the Registrant

Check the appropriate box:
Preliminary Proxy Statement
CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(E)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to ss.240.14a-12

RENT-A-CENTER, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
No fee required.
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:
(2)	Aggregate number of securities to which transaction applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)	Proposed maximum aggregate value of transaction:
(5)	Total fee paid:
Fee paid previously with preliminary materials.

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
(3)	Filing Party:
(4)	Date Filed:

FOR IMMEDIATE RELEASE

RENT-A-CENTER, INC. CLARIFIES VOTING PROCEDURES REGARDING THE COMPANY’S 2017 ANNUAL

MEETING OF STOCKHOLDERS

Reminds Stockholders to Protect Their Investment by Voting “FOR” Each of Rent-A-Center’s Highly-

Qualified Director Nominees on the WHITE Proxy Card

Stockholders May Contact Okapi Partners LLC For Help and Instructions on How to Split Vote Between

Proxy Cards and Obtain a Legal Proxy

June 05, 2017 08:30 AM Eastern Daylight Time

PLANO, Texas – June 5, 2017 – Rent-A-Center, Inc. (NASDAQ/NGS: RCII) (“Rent-A-Center” or the “Company”), the nation’s largest rent-to-own operator, today provided additional clarity for stockholders regarding the voting procedures for the Company’s 2017 Annual Meeting of Stockholders (“Annual Meeting”).

HOW TO SPLIT YOUR VOTE BETWEEN CARDS: Stockholders who wish to split their vote for candidates on the WHITE and the BLUE proxy cards can request a legal proxy and indicate which director candidates they would like to support.

HOW TO OBTAIN A “LEGAL PROXY”: If stockholders have any questions, or need assistance either splitting or changing their vote, they can reach out to Rent-A-Center’s proxy solicitor, Okapi Partners LLC, via phone or email at: (212) 297-0720 or toll-free at (877) 259-6290 and info@okapipartners.com.

As previously disclosed, Institutional Shareholder Services (“ISS”) and Glass Lewis both indicated that Rent-A-Center stockholders support Mark Speese, Chairman and Chief Executive Officer. Even if stockholders have already voted using a BLUE proxy card, they have the right to change their vote by simply signing and returning the WHITE proxy card and voting for the incumbent nominees they would like to support or by requesting a legal proxy card. Only the last-dated proxy will count.

TIME IS SHORT – VOTE THE WHITE PROXY CARD TODAY:

Rent-A-Center’s Board of Directors unanimously recommends that stockholders vote the WHITE proxy card “FOR” the Company’s highly-qualified and experienced director nominees: Mark E. Speese, Jeffery M. Jackson and Leonard H. Roberts.

With the Annual Meeting quickly approaching, it is important that stockholders vote as soon as possible – no matter how many or how few shares they own.

Rent-A-Center reminds stockholders that the Company has sent several letters and other materials containing important information regarding the Board’s recommendation to vote the WHITE proxy card. These materials can be found at http://investor.rentacenter.com.

Rent-A-Center believes there are numerous, compelling reasons for stockholders to support the Company’s nominees on the WHITE proxy card, including:

•	The Board is currently executing a new strategic plan to improve operations and drive stockholder value.

Currently, Rent-A-Center stockholders are represented by a Board of Directors that is experienced and committed to acting in the best interests of ALL Rent-A-Center stockholders. Under this Board’s direction, on April 10, 2017, the Company announced a new and comprehensive strategy to restore long-term growth, drive improved profitability and maximize value for all stockholders.

The pillars of the plan include strengthening the Core U.S. business; optimizing and growing the ANow business; and leveraging technology investments to expand distribution channels and integrate retail and online offerings. The plan is intended to drive near-term operational improvements as well as longer-term growth and profitability.

•	The strategic plan has already led to tangible benefits and offers a clear path to value creation.

Under the leadership of the current Board, Rent-A-Center has already started to realize the benefits of its strategic plan, including: improvements in same-store sales, consolidated adjusted EBITDA and diluted earnings per share within the first quarter of 2017.

Importantly, Rent-A-Center’s strategic plan offers a clear path to create value for ALL stockholders via:

–	Revenue growth in the low-single digits by 2018 and the mid-single digits by 2019;

–	EBITDA margin of 7.5% to 8.5% by 2018 and 9.5% to 10.5% by 2019;

–	Free cash flow between $70 million to $90 million by 2018 and $110 million to $130 million by 2019; and

–	EPS of $1.20 to $1.40 by 2018 and $2.00 to $2.25 by 2019.

•	The current Board ensures the Company has the right experience and expertise to create value for ALL stockholders.

The Rent-A-Center Board is composed of seven highly-qualified directors, a majority of whom are independent. The Board has been carefully constructed to have strong retail, finance, marketing, technology, strategic planning and C-suite expertise, all of which are critical to overseeing the nation’s leading rent-to-own retailer, particularly while executing an operational turnaround.

•	Engaged Capital’s director nominees do NOT bring incremental expertise or experience to the Rent-A-Center Board and are beholden to Engaged Capital.

Activist hedge fund Engaged Capital, LLC (“Engaged Capital”) is seeking to replace three of Rent-A-Center’s highly-qualified and accomplished directors with three of its own hand-picked nominees. If elected, the Company believes Engaged Capital’s nominees would adversely affect stockholders’ investment and the future of Rent-A-Center. Engaged Capital’s slate lacks the requisite skills, experience and commitment to best protect ALL stockholders’ interests.

•	Engaged Capital has offered NO plan, NO ideas and NO strategy to drive value for stockholders, aside from an opportunistic, self-serving sale process.

Aside from an immediate and outright sale of the Company, Engaged Capital has offered NO plan, NO ideas and NO strategy to drive value for stockholders. The Board strongly believes that now is not the right time for a sale of the Company. Rent-A-Center is focused on executing its strategic plan, which the Board expects will deliver substantially more value to stockholders than conducting a sale process at this time. Importantly, while a sale now could create value for Engaged Capital, it would be at the expense of other Rent-A-Center stockholders.

THE BOARD URGES RENT-A-CENTER STOCKHOLDERS TO PROTECT THE VALUE OF THEIR INVESTMENT

IN THE COMPANY BY VOTING THE WHITE PROXY CARD TODAY

In order to preserve the value of Rent-A-Center and ensure the Company continues to execute on its strategic plan, it is important that stockholders support the Rent-A-Center Board’s compelling slate of nominees.

The Rent-A-Center Board unanimously recommends that stockholders vote “FOR” Rent-A-Center’s three highly-qualified candidates – Mark E. Speese, Jeffery M. Jackson and Leonard H. Roberts – for election at the Company’s Annual Meeting, which is a vote in favor of a Board that is committed to acting in the best interests of ALL stockholders.

If stockholders have any questions, or need assistance

voting the WHITE proxy card, please contact:

1212 Avenue of the Americas, 24th Floor

New York, New York 10036

Telephone: (212) 297-0720

Toll-Free: (877) 259-6290

Email: Info@okapipartners.com

About Rent-A-Center, Inc.

A rent-to-own industry leader, Plano, Texas-based, Rent-A-Center, Inc., is focused on improving the quality of life for its customers by providing them the opportunity to obtain ownership of high-quality, durable products such as consumer electronics, appliances, computers, furniture and accessories, under flexible rental purchase agreements with no long-term obligation. Rent-A-Center Franchising International, Inc., a wholly owned subsidiary of the Company, is a national franchiser of approximately 230 rent-to-own stores operating under the trade names of “Rent-A-Center,” “ColorTyme,” and “RimTyme.”

Forward-Looking Statements

This press release and the guidance above contain forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “could,” “estimate,” “should,” “anticipate,” “believe,” or “confident,” or the negative thereof or variations thereon or similar terminology. The Company believes that the expectations reflected in such forward-looking statements are accurate. However, there can be no assurance that such expectations will occur. The Company’s actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to: the general strength of the economy and other economic conditions affecting consumer preferences and spending; factors affecting the disposable income available to the Company’s current and potential customers; changes in the unemployment rate; difficulties encountered in improving the financial and operational performance of the Company’s business segments; the Company’s chief executive officer and chief financial officer transitions, including the Company’s ability to effectively operate and execute its strategies during the interim period and difficulties or delays in identifying and/or attracting a permanent chief financial officer with the required level of experience and expertise; failure to manage the Company’s store labor and other store expenses; the Company’s ability to develop and successfully execute strategic initiatives; disruptions, including capacity-related outages, caused by the implementation and operation of the Company’s new store information management system, and its transition to more-readily scalable, “cloud-based” solutions; the Company’s ability to develop and successfully implement digital or E-commerce capabilities, including mobile applications; disruptions in the Company’s supply chain; limitations of, or disruptions in, the Company’s distribution network; rapid inflation or deflation in the prices of the Company’s products; the Company’s ability to execute and the effectiveness of a store consolidation, including the Company’s ability to retain the revenue from customer accounts merged into another store location as a result of a store consolidation; the Company’s available cash flow; the Company’s ability to identify and successfully market products and services that appeal to its customer demographic; consumer preferences and perceptions of the Company’s brand; uncertainties regarding the ability to open new locations; the Company’s ability to acquire additional stores or customer accounts on favorable terms; the Company’s ability to control costs and increase profitability; the Company’s ability to retain the revenue associated with acquired customer accounts and enhance the performance of acquired stores; the Company’s ability to enter into new and collect on its rental or lease purchase agreements; the passage of legislation adversely affecting the Rent-to-Own industry; the Company’s compliance with applicable statutes or regulations governing its transactions; changes in interest rates; adverse changes in the economic conditions of the industries, countries or markets that the Company serves; information technology and data security costs; the impact of any breaches in data security or other disturbances to the Company’s information technology and other networks and the Company’s ability to protect the integrity and security of individually identifiable data of its customers and employees; changes in the Company’s stock price, the number of shares of common stock that it may or may not repurchase, and future dividends, if any; changes in estimates relating to self-insurance liabilities and income tax and litigation reserves; changes in the Company’s effective tax rate; fluctuations in foreign currency exchange rates; the Company’s ability to maintain an effective system of internal controls; the resolution of the Company’s litigation; and the other risks detailed from time to time in the Company’s SEC reports, including but not limited to, its Annual Report on Form 10-K for the year ended December 31, 2016, and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Use of Non-GAAP Financial Measures

This press release refers to EBITDA (earnings before interest, taxes, depreciation and amortization), and free cash flow (EBITDA less cash taxes, interest, capital expenditures, plus stock-based compensation expense and plus (less) the net decrease (increase) in net working capital), which are non-GAAP financial measures as defined in Item 10(e) of Regulation S-K. Management believes that presentation of these non-GAAP financial measures in this press release are useful to investors in their analysis of the Company’s projected performance in future periods. This non-GAAP financial information should be considered as supplemental in nature and not as a substitute for or superior to the historical financial information prepared in accordance with GAAP. Further, these non-GAAP financial measures may differ from similar measures presented by other companies.

The Company has not quantitatively reconciled differences between EBITDA or free cash flow and their corresponding GAAP measures for 2018 and 2019 projections due to the inherent uncertainty regarding variables affecting the comparison of these measures.

Additional Information and Where to Find It

The Company, its directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the matters to be considered at Rent-A-Center’s 2017 Annual Meeting. On April 27, 2017, the Company filed its definitive proxy statement (as it may be amended from time to time, the “Proxy Statement”) and definitive form of WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) with respect to its 2017 Annual Meeting. The Company’s stockholders are strongly encouraged to read the Proxy Statement, the accompanying WHITE proxy card and other documents filed with the SEC carefully and in their entirety when they become available because they will contain important information. Additional information regarding the identity of participants, and their direct or indirect interests (by security holdings or otherwise) is set forth in the Proxy Statement. Stockholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by the Company with the SEC free of charge at the SEC’s website at www.sec.gov. Copies also will be available free of charge at the Company’s website at www.rentacenter.com, by contacting the Company’s Investor Relations at 972-801-1100 or by contacting the Company’s proxy solicitor, Okapi Partners LLC, toll free at 1-877-259-6290.

Contacts

Investors:

Maureen Short

Interim Chief Financial Officer

972-801-1899

maureen.short@rentacenter.com

and

Okapi Partners LLC

Bruce H. Goldfarb / Chuck Garske / Teresa Huang

212-297-0720

Media:

Joele Frank, Wilkinson Brimmer Katcher

Kelly Sullivan / James Golden / Matthew Gross

212-355-4449